Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May 10, 2006 (the “Effective Date”) by and between Sharper Image Corporation (the “Company”) and Jeffrey P. Forgan (the “Executive”).

WHEREAS the Company desires to continue to employ Executive, and Executive desires to accept continued employment with the Company on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the above premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Term of Agreement. The term of this Agreement shall commence on the date hereof (the “Effective Date”) and continue until the date Executive’s employment is terminated as provided herein (the “Term”).

2. Position and Duties. Executive shall serve as and hold the title of Executive Vice President and Chief Financial Officer of the Company, and shall have such responsibilities, duties and authority as are generally associated with such office and as may from time to time be assigned to Executive by the Company that are consistent with such responsibilities, duties and authority. Executive shall devote substantially all of his or her working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates.

3. Compensation and Related Matters.

(a) Salary. During the Term, the Company shall pay to Executive an annual base salary to be paid pursuant to the Company’s normal payroll practices.

(b) Bonus. For each calendar year during the Term, Executive shall be eligible to participate in an annual performance bonus plan of the Company.

(c) Other Benefits. Executive shall be entitled to participate in the employee benefit plans and arrangements provided by the Company to senior executives of the Company from time to time, including but not limited to the Company’s vacation policy, expense reimbursement policy and deferred compensation plan. However, Executive shall not be entitled to participate in any program providing severance benefits unless Executive’s participation is expressly provided for therein, in which case any severance benefits provided under such program will be reduced by the amount of severance benefits, if any, actually provided hereunder.

4. Termination of Employment.

(a) At-Will Employment. Executive’s employment shall be “at will”, and nothing herein shall prevent either party from terminating Executive’s employment. Any termination of Executive’s employment by the Company or by Executive shall be communicated by written notice to the other party hereto in accordance herewith. In the event of any termination of Executive’s employment, the Company shall pay to Executive all accrued and unpaid compensation in accordance with applicable law and the terms of any Company plan.

(b) Involuntary Termination Benefits. If Executive’s employment is terminated (i) by Executive for Good Reason within 24 months after the Effective Date or within 24 months after a Change in Control or (ii) by the Company without Cause at any time, and Executive remains in compliance with the Confidentiality Agreement (as defined below), Executive shall be entitled to the following benefits in exchange for Executive’s general release of claims in a form acceptable to the Company:

(i) The Company shall pay Executive, in a lump sum as soon as practicable but not later than 60 days following the date of termination, an amount equal to one times Executive’s Annual Base Salary; provided that to the extent that the Company in good faith determines that any payment provided for in this Section constitutes a “deferral of compensation” under Section 409A of the Internal Revenue Code, as amended (the “Code”), then no amount shall be payable to Executive prior to the earliest of: (A) Executive’s death or “disability” (within the meaning of Section 409A of the Code) following the date of termination; (B) the date that is 6 months following the date of termination; or (C) a Change in Control (to the extent permitted by Section 409A of the Code).

(ii) The Company shall pay for Executive’s continued health coverage (which may be through Company payment of COBRA premiums), at the same cost to Executive as immediately prior to the date of termination, until the earlier of (A) 12 months after the date of termination or (B) the date Executive becomes eligible for coverage under another employer’s group health plan, if earlier.

(iii) Executive’s vested and outstanding stock options shall remain exercisable until 12 months following the date of termination (but in no event longer than the maximum option term set forth in the applicable option agreement); provided that if required by Section 409A of the Code, Executive’s stock options shall instead expire earlier than such date on the later of (A) December 31 of the calendar year in which the options would have expired by their terms or (B) the 15th day of the third month after the date the options would have expired by their terms.

(iv) The benefits pursuant to this Section shall be reduced to the extent of any severance or notice required by applicable law, including without limitation the WARN Act.

(c) Annual Base Salary Definition. For purposes of this Agreement, “Annual Base Salary” shall mean the highest annual rate of base salary payable to Executive in the 36 months preceding the date of termination, but shall not be less than Executive’s annual base salary immediately prior to the date of termination.

(d) Cause Definition. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s continued willful failure substantially to perform his or her material duties and obligations, which failure is not remedied within 30 days after receipt by Executive of written notice of such failure from the Board of Directors of the Company; provided that a change in the quality of Executive’s work on its own shall not constitute Cause; or

(ii) Executive’s willful misconduct against the Company that could reasonably be expected to impair materially the financial condition or business reputation of the Company (or any of its affiliates) or a material act of fraud against the Company; or

(iii) Executive’s conviction, or plea of guilty or nolo contendere or a similar plea to, a felony or a violation of any statute, rule or regulation required to be reported to any governmental or regulatory agency.

No act or failure to act on Executive’s part shall be deemed willful unless done or omitted to be done by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company.

(e) Change in Control Definition. For purposes of this Agreement, a “Change in Control” shall mean:

(i) the acquisition, directly or indirectly, by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule) of securities that results in such person or related group of persons beneficially owning securities representing 50% or more of the combined voting power of the Company’s then outstanding securities, but excluding (A) acquisitions by the Executive or any employee benefit plan maintained by the Company and (B) any acquisition by a corporation pursuant to a transaction that satisfies each of the conditions of clauses (A), (B) and (C) of clause (ii) below;

(ii) a merger, consolidation or similar transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets, unless (A) securities representing at least 50% of the combined voting power of the then outstanding securities of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof, are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportions, by persons who beneficially owned the Company’s outstanding voting securities immediately before the transaction, (B) the directors of the Company immediately before the transaction constitute, upon the closing of the transaction, at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or the ultimate parent thereof (for this purpose, treating any change in board of director composition that is anticipated or pursuant to an understanding or agreement in connection with the transaction as deemed to have occurred at the time of the transaction) and (C) no person or group of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires securities representing 30% or more of the combined voting power of the then outstanding securities of the surviving entity or the entity acquiring the Company’s assets, or a parent thereof, as the case may be; and

(iii) a change in the composition of the Board of Directors of the Company over a period of 12 months or less such that the majority of the Board of Directors ceases by reason of one or more contested elections for Board of Directors membership, to be comprised of individuals who either (A) have been members of the Board of Directors since the beginning of such period or (B) have been elected or nominated for election during such period by at least a majority of the members who were described in clause (A) or who were previously so elected or approved and who were still in office at the time the Board of Directors approved such election or nomination.

(f) Good Reason Definition. For purposes of this Agreement, “Good Reason” shall mean, unless expressly consented to by Executive:

(i) material reduction in the nature or status of Executive’s responsibilities or office;

(ii) a material reduction in Executive’s annual target rate of cash compensation (consisting of Executive’s rate of annual base salary and bonus opportunity), expressly excluding reductions of not more than 20% applying to substantially all executive officers of the Company; or

(iii) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 6 hereof;

provided that Executive shall have given written notice of termination to the Company within 30 days after the occurrence of Good Reason.

5. Confidentiality and Non-Disparagement.

(a) Executive shall remain bound by the Confidentiality Agreement (the “Confidentiality Agreement”) between Executive and the Company.

(b) Executive agrees not to make negative statements or representations regarding or take any action which may disparage the Company, its subsidiaries, affiliates, successors or their officers, directors, employees, business or reputation, except as may be required by law or by any regulatory authority. The Company agrees not to authorize its officers or directors to make any negative statements or representations regarding or take any action to disparage Executive or Executive’s reputation, except as may be required by law or by any regulatory authority.

6. Successors; Binding Agreement.

(a) The Agreement shall be binding on all successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die, all amounts due following Executive’s death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there is no such designee, to Executive’s estate.

7. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

c/o Sharper Image Corporation

350 The Embarcadero, Sixth Floor

San Francisco, CA 94105

PERSONAL AND CONFIDENTIAL

If to the Company:

Sharper Image Corporation

350 The Embarcadero, Sixth Floor

San Francisco, CA 94105

Attn: Chief Financial Officer

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Miscellaneous.

(a) Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and signed by Executive and such officer of the Company as may be expressly designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b) Withholding. Any payments to which Executive may be entitled pursuant to this Agreement are subject to withholding by the Company of any applicable federal, state or local taxes.

(c) Mitigation. Executive shall not be required to mitigate amounts payable pursuant to this Agreement by seeking other employment or otherwise.

9. Severability. In the event that any one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10. Arbitration. Any disputes arising under this Agreement which cannot be resolved by the parties through negotiation within thirty (30) days shall be settled by final and binding arbitration in the City of San Francisco, State of California, with the JAMS judicial arbitration service. San Francisco is the exclusive venue of jurisdiction. The parties shall be permitted full discovery rights under California Civil Procedure Code Section 1283.5. In addition, the arbitrator shall give each of the parties a fair opportunity to prepare and present its position with respect to each dispute that is subject of the arbitration. Each party shall be entitled to call witnesses to testify at the arbitration hearing, examine and cross-examine witness the other party call to testify at the arbitration hearing, introduce documents and other materials, and submit written statements of position and arguments. Unresolved claims involving a failure to pay amounts when due under this Agreement may be submitted to arbitration after ten days of the date due. The arbitration shall proceed in accordance with the commercial arbitration rules then in effect of JAMS. The written decision of the arbitrator shall be final and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties.

11. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California without regard to the principles of conflicts of laws.

12. Survivorship. The respective rights and obligations of the parties to this Agreement shall survive the termination of this Agreement or Executive’s employment hereunder for any reason to the extent necessary to achieve the intended preservation of such rights and obligations.

13. Entire Agreement. This Agreement and all agreements referenced herein set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

14. Counterparts. This Agreement may be executed in two counterparts; each of which shall be deemed to be an original but both of which together will constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

SHARPER IMAGE CORPORATION

By:	/s/ Richard J. Thalheimer
Name: Richard J. Thalheimer
Title: Chairman and Chief Executive Officer

/s/ Jeffrey P. Forgan
Jeffrey P. Forgan